EXHIBIT 99.1
ABERCROMBIE & FITCH REPORTS RECORD FOURTH QUARTER
AND FISCAL YEAR-END RESULTS;
FOURTH QUARTER NET INCOME INCREASES TO $198.2 MILLION;
FOURTH QUARTER NET INCOME PER DILUTED SHARE INCREASES TO $2.14;
FISCAL 2006 NET INCOME INCREASES 26% TO $422.2 MILLION;
FISCAL 2006 NET INCOME PER DILUTED SHARE INCREASES 25% TO $4.59;
BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.175;
COMPANY PROVIDES OUTLOOK FOR FIRST HALF OF FISCAL 2007
New Albany, Ohio, February 21, 2007: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected net income of $198.2 million and net income per diluted share of $2.14 for the fourteen weeks ended February 3, 2007, a 20% increase over net income of $164.6 million and a 19% increase over $1.80 per diluted share for the thirteen week period ended January 28, 2006.
The Company also reported net income of $422.2 million and net income per diluted share of $4.59 for the fifty-three week fiscal year ended February 3, 2007, a 26% increase over net income of $334.0 million and a 25% increase over $3.66 per diluted share for the fifty-two week fiscal year ended January 28, 2006.
Fourth Quarter Highlights
•	Total Company net sales increased 18% to $1.139 billion; comparable store sales declined 3%, versus a 28% increase for the fourth quarter of Fiscal 2005

•	Abercrombie & Fitch net sales increased 6% to $504.0 million; Abercrombie & Fitch comparable store sales decreased 6%, versus an 18% increase for the fourth quarter of Fiscal 2005

•	abercrombie net sales increased 19% to $144.5 million; abercrombie comparable store sales increased 2%, versus a 59% increase for the fourth quarter of Fiscal 2005

•	Hollister Co. net sales increased 33% to $476.8 million; Hollister Co. comparable store sales were flat to last year, versus a 34% increase for the fourth quarter of Fiscal 2005

•	RUEHL net sales increased 89% to $13.4 million; RUEHL comparable store sales increased 6%, versus an 18% increase for the fourth quarter of Fiscal 2005

•	Net income for the fourth quarter increased 20% to $198.2 million from $164.6 million in Fiscal 2005

•	Net income per diluted share increased 19% to $2.14 in the fourth quarter of Fiscal 2006 from $1.80 in Fiscal 2005

Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“This was an excellent year for Abercrombie & Fitch, capped off by a solid fourth quarter. Our strong performance demonstrates the proper positioning of our brands and strength of our business model. Investments made in our brands and business continue to pay off in the form of high quality sales and earnings growth. We are confident that this deliberate strategy will continue to provide top-line expansion over the long term resulting in more leveraged growth.”
Fourth Quarter and Fiscal Year 2006 Financial Results
Net sales for the fourteen weeks ended February 3, 2007 increased 18% to $1.139 billion from $961.4 million for the thirteen weeks ended January 28, 2006. Total Company direct-to-consumer net sales increased 58% to $74.8 million for the fourteen week period ended February 3, 2007, compared to the thirteen week period ended January 28, 2006. The fiscal 2006 retail calendar includes a fifty-third week; fourth quarter comps are compared to the fourteen week period ended February 4, 2006. Total Company fourth quarter comparable store sales decreased 3% for the corresponding fourteen week period ended February 4, 2006. For the fifty-three week fiscal year ended February 3, 2007, the Company reported a net sales increase of 19% to $3.318 billion from $2.785 billion for the fifty-two week period ended January 28, 2006. Total Company direct-to-consumer net sales increased 42% to $174.1 million for the fifty-three week period ended February 3, 2007, compared to the fifty-two week period ended January 28, 2006. The fiscal 2006 retail calendar includes a fifty-third week; full year Fiscal 2006 comps are compared to the fifty-three week period ended February 4, 2006. Fiscal 2006 comparable store sales increased 2%.
The gross profit rate for the quarter was 66.4%, decreasing 10 basis points compared to last year. The decline in gross profit rate was primarily due to higher shrink and a slightly higher markdown rate versus last year. For Fiscal 2006, the gross profit rate was 66.6% versus 66.5% last year, an increase of 10 basis points.
Stores and Distribution expense for the quarter, as a percentage of sales, increased 20 basis points to 30.7% from 30.5%. The increase in rate versus last year primarily resulted from increased distribution center and direct-to-consumer expenses, partially offset by decreased store expenses as a percentage of sales. For Fiscal 2006, stores and distribution expense, as a percentage of sales, decreased 10 basis points to 35.8% versus 35.9% last year.
Marketing, General and Administrative expense (MG&A) for the quarter, as a percentage of sales, increased 50 basis points to 8.9% from 8.4%. The increase in rate was primarily attributed to an increase in home office payroll and consulting expenses as a percentage of sales. For Fiscal 2006, MG&A expense was 11.3% of sales, flat to last year’s rate of 11.3%.
Operating income for the fourth quarter increased 15% to $308.8 million compared to $267.5 million last year. For Fiscal 2006, operating income was $658.1 million versus $542.7 million last year, an increase of 21%.
The effective tax rate for the fourth quarter was 36.8% compared to 39.0% for the 2005 comparable period. The decrease in the effective tax rate relates to an increase in tax-exempt income over the prior year comparable period, favorable settlements of certain tax audits and favorable changes in estimates of potential outcomes of certain state tax matters. The Company expects the full year Fiscal 2007 effective tax rate to be approximately 39%.
Net income for the fourth quarter increased 20% to $198.2 million compared to $164.6 million last year. Net income per diluted share increased 19% to $2.14 compared to $1.80 per diluted share for the fourth quarter of Fiscal 2005. Net income for Fiscal 2006 increased 26% to $422.2 million compared to $334.0 million last year. For Fiscal 2006, net income per diluted share increased 25% to $4.59 versus $3.66 last year.

2007 Outlook
The Company expects net income per diluted share for the first half of Fiscal 2007 to be in the range of $1.47 to $1.52, representing between 10% and 13% earnings growth over the first half of Fiscal 2006. Due to the impact of the Company’s London pre-opening store costs, along with the difficult comparisons to last year’s tax rate favorability, diluted earnings per share growth in the first quarter of 2007 is expected to be in the mid-single digit range. The low end of the earnings guidance reflects a flat comparable store sales scenario for the first half of Fiscal 2007.
The Company plans total capital expenditures for Fiscal 2007 to be between $360 million and $370 million with approximately $220 million of this amount allocated to new store construction and store remodels. Approximately $60 million is allocated to “refresh” improvements and other brand enhancing investments planned for existing stores with the balance related to home office, information technology, and direct-to-consumer infrastructure investments.
For Fiscal 2007, the Company expects to increase gross square-footage by approximately 12%, primarily through the addition of six new Abercrombie & Fitch stores, 67 new Hollister Co. stores, 27 new abercrombie stores, and ten new RUEHL stores. The Company also intends to introduce its next concept in January 2008 with the opening of three stores.
Dividend Declared
The Board of Directors declared a quarterly cash dividend of $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on March 27, 2007 to shareholders of record at the close of business on March 6, 2007.
London Flagship Store
On March 22, 2007, the Company plans to open its first European location, a flagship store in London, at 7 Burlington Gardens. The Company will hold a security analyst tour of the store on March 20, 2007. Analysts interested in attending the event should contact Jill Swansegar, Investor Relations and Communications Coordinator at (614) 283-6751 or via email at jill_swansegar@abercrombie.com.
The Company operated 357 Abercrombie & Fitch stores, 177 abercrombie stores, 390 Hollister Co. stores, and 14 RUEHL stores in the United States at the end of Fiscal 2006. The Company also operated three Abercrombie & Fitch stores and three Hollister Co. stores in Canada. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com.
Today at 4:30 PM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. To listen to the live conference call, dial (800) 811-0667 or internationally at (913) 981-4901. To listen via the internet, go to www.abercrombie.com, select the Investors page and click on Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (888) 203-1112 or internationally at (719) 457-0820 followed by the conference ID number 6004097 or for 12 months by visiting the Company’s website at www.abercrombie.com.
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For further information, call:	Thomas D. Lennox Vice President, Corporate Communications (614) 283-6751
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2007 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Fourteen Weeks Ended February 3, 2007 and Thirteen Weeks Ended January 28, 2006
(in thousands except per share data)

	ACTUAL		ACTUAL
	2006	% of Sales	2005	% of Sales

Net Sales	$1,138,744	100.0%	$961,392	100.0%

Cost of Goods Sold	383,109	33.6%	321,974	33.5%

Gross Profit	755,635	66.4%	639,418	66.5%

Total Stores and Distribution Expense	349,770	30.7%	293,488	30.5%

Total Marketing, General and Administrative Expense	101,623	8.9%	80,783	8.4%

Other Operating Income, Net	(4,592)	-0.4%	(2,341)	-0.2%

Operating Income	308,834	27.1%	267,488	27.8%

Interest Income, Net	(4,714)	-0.4%	(2,376)	-0.2%

Income Before Income Taxes	313,548	27.5%	269,864	28.1%

Income Tax Expense	115,356	10.1%	105,240	10.9%

Effective Rate	36.8%		39.0%

Net Income	$198,192	17.4%	$164,624	17.1%

Net Income Per Share:
Basic	$2.25		$1.88
Diluted	$2.14		$1.80

Weighted-Average Shares Outstanding:
Basic	88,159		87,647
Diluted	92,572		91,275

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Fifty-Three Weeks Ended February 3, 2007 and Fifty-Two Weeks Ended January 28, 2006
(in thousands except per share data)

	ACTUAL		ACTUAL
	2006	% of Sales	2005	% of Sales

Net Sales	$3,318,158	100.0%	$2,784,711	100.0%

Cost of Goods Sold	1,109,152	33.4%	933,295	33.5%

Gross Profit	2,209,006	66.6%	1,851,416	66.5%

Total Stores and Distribution Expense	1,187,071	35.8%	1,000,755	35.9%

Total Marketing, General and Administrative Expense	373,828	11.3%	313,457	11.3%

Other Operating Income, Net	(9,983)	-0.3%	(5,534)	-0.2%

Operating Income	658,090	19.8%	542,738	19.5%

Interest Income, Net	(13,896)	-0.4%	(6,672)	-0.2%

Income Before Income Taxes	671,986	20.3%	549,410	19.7%

Income Tax Expense	249,800	7.5%	215,426	7.7%

Effective Rate	37.2%		39.2%

Net Income	$422,186	12.7%	$333,984	12.0%

Net Income Per Share:
Basic	$4.79		$3.83
Diluted	$4.59		$3.66

Weighted Average Shares Outstanding
Basic	88,052		87,161
Diluted	92,010		91,221

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)

	(unaudited)
	February 3, 2007	January 28, 2006

ASSETS

Current Assets Cash and Equivalents	$81,959	$50,687
Marketable Securities	447,793	411,167
Receivables	43,240	41,855
Inventories	427,447	362,536
Deferred Income Taxes	33,196	29,654
Other Current Assets	58,469	51,185

Total Current Assets	1,092,104	947,084

Property and Equipment, Net	1,092,282	813,603

Other Assets	63,707	29,031

Total Assets	$2,248,093	$1,789,718

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$128,310	$145,313
Accrued Expenses	260,219	215,034
Deferred Lease Credits	35,423	31,727
Income Taxes Payable	86,675	99,480

Total Current Liabilities	510,627	491,554

Long-Term Liabilities
Deferred Income Taxes	30,394	38,496
Deferred Lease Credits	203,943	191,225
Other Liabilities	97,806	73,326

Total Long-Term Liabilities	332,143	303,047

Total Shareholders’ Equity	1,405,323	995,117

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,248,093	$1,789,718